Exhibit 99.1

The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority in any manner expressed an opinion or passed judgment upon the fairness or merits of the Offer, the securities offered pursuant to the Offer or the adequacy of the information contained in this document. Any representation to the contrary is an offence. Company Shareholders (as defined herein) in the United States should read the “Notice to Shareholders in the United States and Other Shareholders Outside Canada” on page iv (continuation of the cover page) of this Notice of Variation, Change and Extension.

This document is important and requires your immediate attention. It should be read in conjunction with the Original Offer and Circular (as defined herein). If you are in doubt as to how to deal with it, you should consult your investment advisor, broker, bank manager, trust company manager, accountant, lawyer or other professional advisor. See “Questions and Answers about the Offer” in the Original Offer and Circular.

If you have any questions, please contact Carson Proxy Advisors, the Information Agent in connection to the Offer, by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com.

Neither this document nor the Original Offer and Circular constitutes an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Company Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Company Shareholders in any such jurisdiction.

October 6, 2026

CURALEAF HOLDINGS, INC.

NOTICE OF VARIATION, CHANGE AND EXTENSION

of OFFER TO PURCHASE

all of the issued and outstanding common shares of

AURORA CANNABIS INC.

for amended consideration per common share of US$1.00 in cash and 0.4013 of a subordinate voting share of Curaleaf Holdings, Inc., subject to adjustment as provided herein

Curaleaf Holdings, Inc. (“Curaleaf” or the “Offeror”) hereby gives notice that it is amending the consideration and varying certain terms and conditions of its offer to purchase dated August 18, 2026 (the “Original Offer”), on the terms and subject to the conditions of the Original Offer, all of the issued and outstanding common shares (the “Common Shares”) in the capital of Aurora Cannabis Inc. (“Aurora” or the “Company”), together with the associated rights to purchase Common Shares (the “SRP Rights”) issued and outstanding under the Shareholder Rights Plan, including any Common Shares that may become issued and outstanding after the date of the Original Offer but prior to the Expiry Time (as defined herein), to: (a) increase the consideration offered to Company Shareholders under the Offer (as defined herein); (b) extend the Expiry Time of the Offer to 11:59 p.m. (Mountain Time) on December 4, 2026; and (c) make certain changes to the information, and update certain disclosure, set forth in the Original Offer and Circular, including additional financial information.

The Offeror has structured the Offer to meet the requirements of a “Permitted Bid” under the Shareholder Rights Plan. The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities.

The Offer has been extended and now remains open for acceptance until 11:59 p.m. (Mountain Time) on December 4, 2026 (the “Expiry Time”), unless the Offer is further extended, accelerated or withdrawn by the Offeror in accordance with its terms.

i

This Notice of Variation, Change and Extension should be read in conjunction with: (a) the Original Offer and accompanying take-over bid circular dated August 18, 2026 (the “Original Circular” and together with the Original Offer, the “Original Offer and Circular”); (b) the letter of transmittal that accompanied the Original Offer and Circular (the “Letter of Transmittal”); and (c) the notice of guaranteed delivery that accompanied the Original Offer and Circular (the “Notice of Guaranteed Delivery”, and collectively with the Original Offer and Circular and the Letter of Transmittal, the “Original Offer Documents”). To the extent specifically set out in this document, each of the Original Offer Documents is deemed to be amended as of the date hereof to give effect to the amendments to the Original Offer and Circular described in this document. Unless the context otherwise requires, references in this document to the “Offer”, the “Circular” and the “Offer and Circular” mean the Original Offer, the Original Circular and the Original Offer and Circular, respectively, each as amended and varied by this Notice of Variation, Change and Extension. Unless the context requires otherwise, capitalized terms used herein but not defined herein have the respective meanings set out in the Original Offer and Circular.

Holders of Common Shares (“Company Shareholders”) who have validly deposited and not withdrawn their Common Shares are not required to take any further action to accept the Offer. Company Shareholders who have not yet deposited their Common Shares under the Offer and who wish to accept the Offer must properly complete and execute a Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with, if applicable, the certificate(s) representing their Common Shares and all other required documents, with Odyssey Trust Company (the “Depositary”) at its office at one of the addresses specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Company Shareholders may accept the Offer by following the procedures for: (i) guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on PINK paper), or a manually executed facsimile thereof; or (ii) book-entry transfer of Common Shares set out in Section 3 of the Offer, “Manner of Acceptance – Acceptance by Book-Entry Transfer”.

Company Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer. However, an investment dealer, broker, bank, trust company or other intermediary through whom Company Shareholders own Common Shares may charge a fee to deposit any such Common Shares on their behalf. Company Shareholders should consult their investment advisor, broker, bank, trust company or other intermediary to determine whether other charges will apply.

Company Shareholders whose Common Shares are registered in the name of an investment dealer, broker, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Such Company Shareholders must instruct their brokers or other intermediaries promptly if they wish to deposit their Common Shares under the Offer.

Questions and requests for assistance may be directed to the Information Agent by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com. Additional copies of this document and the Original Offer Documents may be obtained without charge on request from the Information Agent and are available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites is incorporated by reference herein unless expressly incorporated by reference.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary or the Information Agent.

The Information Agent for the Offer is:

North American Toll Free Phone: 1-800-530-5189

Local (Collect outside North America): 416-751-2066

Email: info@carsonproxy.com

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Offer is being made in the United States by a foreign issuer that is permitted, under a multi-jurisdictional disclosure system adopted by Canada and the United States (the “MJDS”), to prepare the Offer and related Offer Documents in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different than those of the United States. The financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and, thus, may not be comparable to financial statements of United States companies.

The Offer is subject to applicable disclosure requirements under Canadian securities Laws. Company Shareholders resident in the United States should be aware that such requirements are different from those of the United States applicable to prospectuses and circulars for tender offers of United States domestic issuers registered under the U.S. Securities Act and under the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”), and the respective rules and regulations promulgated thereunder.

The Offeror has filed with the SEC a registration statement on Form F-80 (the “Registration Statement”) under the U.S. Securities Act, including the Original Offer and Circular, a Tender Offer Statement on Schedule 14D-1F (the “Schedule 14D-1F”) under the U.S. Exchange Act, and other documents and information, and mailed the Original Offer and Circular to Company Shareholders. The Offeror intends to file an amendment to each of the Registration Statement and the Schedule 14D-1F. COMPANY SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, SCHEDULE 14D-1F, THE AMENDMENTS TO THE REGISTRATION STATEMENT AND SCHEDULE 14D-1F, THIS ORIGINAL OFFER AND CIRCULAR, ALL DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND ANY OTHER RELEVANT DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, THE COMPANY AND THE OFFER. When they become available, investors and Company Shareholders will be able to obtain such documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror and the Information Agent. You may direct requests for documents to the Information Agent by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com. To obtain timely delivery, such documents should be requested no later than five Business Days before the Expiry Time.

Company Shareholders should be aware that the disposition of their Common Shares and the acquisition, holding and disposition of Offeror Shares by them may have tax consequences both in the United States and in Canada. Such consequences for Company Shareholders who are resident in, or citizens of, the United States may not be described fully in the Original Offer and Circular and Company Shareholders are encouraged to consult their tax advisors. See Section 19 of the Original Circular, “Certain Canadian Federal Income Tax Considerations” and Section 20 of the Original Circular, “United States Federal Income Tax Considerations”.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated in British Columbia, Canada, some or all of the Offeror’s officers and directors and some or all of the experts named in the Original Offer and Circular reside outside of the United States, and all or a substantial portion of the Offeror’s assets and of the assets of such persons are located outside the United States. Company Shareholders in the United States may not be able to sue the Offeror or the Offeror’s officers or directors in a non-U.S. court for violation of United States federal securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court of the United States.

THE OFFEROR SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Company Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, and any broker, advisor or other person acting as the agent for, or on behalf of or in concert with, the Offeror or its affiliates, may, directly or indirectly, bid for, make purchases of or make arrangements to purchase Common Shares or Offeror Shares, or certain related securities, as permitted by applicable Laws of Canada or its provinces or territories and the United States. Such bids, purchases or arrangements to purchase will be made in compliance with applicable Laws. See Section 13 of the Original Offer, “Market Purchases and Sales of Common Shares”.

The Offer is made for the securities of a Canadian company. The Offer is subject to Canadian disclosure requirements and Company Shareholders should be aware that these disclosure requirements are different from those of the United States. The Offer is being conducted in accordance with Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated thereunder, as applicable.

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR OFFER AND SALE IN CERTAIN U.S. STATES WHERE SHAREHOLDERS MAY RESIDE.

v

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities or other rights (other than SRP Rights) to acquire Common Shares. Holders of Convertible Securities who wish to accept the Offer must, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities into Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received the Common Shares on such exercise and have them available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Original Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery”, and Section 13 of the Original Circular, “Treatment of Convertible Securities”.

The tax consequences to holders of Convertible Securities of exercising, exchanging or converting such Convertible Securities are not described in the Circular. Holders of Convertible Securities should consult their tax advisors regarding the potential tax consequences to them in connection with the decision whether to exercise such Convertible Securities.

TABLE OF CONTENTS

NOTICE TO SHAREHOLDERS IN THE UNITED STATES		iv

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES		vi

CURRENCY		1

LEGISLATION		1

RISK FACTORS		1

INFORMATION CONTAINED IN THIS NOTICE OF VARIATION, CHANGE AND EXTENSION		1

AVAILABILITY OF DISCLOSURE DOCUMENTS		2

FORWARD-LOOKING STATEMENTS		2

NOTICE OF VARIATION, CHANGE AND EXTENSION		4

1.	Increased Consideration	4
2.	Extension of the Expiry Time	5
3.	Updated Consolidated Capitalization	6
4.	Unaudited Pro Forma Condensed Consolidated Financial Statements	6
5.	Other Updated Information	6
6.	Background to the Amended Offer	7
7.	Reasons to Accept the Offer	8
8.	Recent Developments	8
9.	Manner of Acceptance	9
10.	Take-Up of and Payment for Deposited Common Shares	9
11.	Right to Withdraw Deposited Common Shares	9
12.	Amendments and Variations to Original Offer Documents	9
13.	Offerees’ Statutory Rights	10
14.	Directors’ Approval	10

CERTIFICATE OF CURALEAF HOLDINGS, INC.		C-1

APPENDIX A UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS		A-1

CURRENCY

All references to “$” in this Notice of Variation, Change and Extension mean Canadian dollars and all references to “US$” in this Notice of Variation, Change and Extension mean United States dollars, except where otherwise indicated.

LEGISLATION

All references in this Notice of Variation, Change and Extension to any legislation or enactment are deemed to be references to such legislation or enactment as the same may be amended or replaced from time to time.

RISK FACTORS

The acceptance of the Offer and an investment in the Offeror Shares offered pursuant to the Offer are subject to certain risks. In assessing the Offer, Company Shareholders should carefully consider the risks described in the Original Offer and Circular. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror. See Section 23 of the Original Circular, “Risk Factors”.

INFORMATION CONTAINED IN THIS NOTICE OF VARIATION, CHANGE AND EXTENSION

Certain information contained in this Notice of Variation, Change and Extension has been taken from or is based on documents that are expressly referred to herein. All summaries of, and references to, documents that are specified in this Notice of Variation, Change and Extension as having been filed, or that are contained in documents specified as having been filed, on SEDAR+ or EDGAR are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under the Offeror’s profile at www.sedarplus.ca or www.sec.gov, as applicable. Company Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from the Information Agent by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com.

As of the date of this Notice of Variation, Change and Extension, the Offeror has not had access to the non-public books and records of the Company and the Offeror is not in a position to independently assess or verify certain of the information in the Company’s publicly filed documents, including its financial statements. The Company has not reviewed this Notice of Variation, Change and Extension and has not confirmed the accuracy and completeness of the information in respect of the Company contained herein. As a result, all historical information regarding the Company included herein, including all Company financial information, and all pro forma financial and operational information reflecting the effects of a combination of the Offeror and the Company, has been derived, by necessity, from the Company’s public reports and securities filings as of October 5, 2026. While the Offeror has no reason to believe that such publicly filed information is inaccurate or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of any such information. See Section 23 of the Original Circular, “Risk Factors – Risk Factors Related to the Offer and the Offeror – The Offeror has been unable to independently verify the accuracy and completeness of the Company information in this Offer to Purchase and Circular”. None of the Company’s public reports or securities filings are or have been incorporated by reference into this Notice of Variation, Change and Extension.

Information contained in this document is given as of October 6, 2026, unless otherwise specifically stated.

AVAILABILITY OF DISCLOSURE DOCUMENTS

The Offeror is a reporting issuer or the equivalent in all of the provinces and territories of Canada and files its continuous disclosure documents with the Securities Regulatory Authorities. Such documents are available under Curaleaf’s profile on SEDAR+ at www.sedarplus.ca and for its US filings on its profile on EDGAR at www.sec.gov.

FORWARD-LOOKING STATEMENTS

The Original Offer and Circular, including the documents incorporated by reference therein, and this Notice of Change, Variation and Extension, contain "forward-looking information" and are prospective in nature. Readers are urged to consult the information provided under the heading “Forward-Looking Statements” commencing on page xxii of the Original Offer and Circular for important information respecting the forward-looking information provided therein. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events, and is therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. Often, but not always, forward-looking information can be identified by the use of forward-looking words such as “believes”, “plans”, “expects”, “intends” and “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking information contained in this Notice of Variation, Change and Extension includes, but is not limited to, statements relating to: expectations relating to the Offer; the results, effects and timing of the Offer; the anticipated effects of the Offer and expected benefits of depositing Common Shares under the Offer, both to Offeror Shareholders and Company Shareholders; and the anticipated strategic, operational and financial benefits that may result from the combination of the Offeror and the Company, including, but not limited to, the size and scale of the combined company.

Although the Offeror believes that the expectations reflected by the forward-looking information presented in this Notice of Variation, Change and Extension and the Original Offer and Circular are reasonable, the Offeror’s forward-looking information is based on assumptions and factors concerning future events that may prove to be inaccurate. Those assumptions and factors are based on information currently available to the Offeror about itself and the Company and the businesses in which they operate. Information used in developing forward-looking information has been acquired from various sources, including third party consultants, suppliers and regulators, among others. The material assumptions used to develop the forward-looking information herein include, but are not limited to: the conditions of the Offer will be satisfied on a timely basis in accordance with their terms; the ability of the Offeror to complete the combination of the Offeror and the Company, pursuant to the Offer or otherwise, and to integrate the Offeror’s and the Company’s respective businesses and operations and realize the anticipated strategic, operational and financial benefits and synergies from the acquisition of the Company by the Offeror; the anticipated synergies and other anticipated benefits of the Offer will be realized in a manner consistent with the Offeror’s expectations; the Company’s public disclosure is accurate and that the Company has not failed to publicly disclose any material information respecting the Company, its business, operations, assets, material agreements, or otherwise; there will be no material changes to Laws adversely affecting the Offeror’s or the Company’s operations; and the impact of the current economic climate and financial, political and industry conditions on the Offeror’s and the Company’s operations, including its financial condition and asset value, will remain consistent with the Offeror’s current expectations. All figures and descriptions provided in this Notice of Variation, Change and Extension related to the Offer, including with respect to the Consideration, reasons for the Offer, the potential benefits to the Company Shareholders and expected pro forma effects, are based on and assume the following: (a) 65,744,811 Common Shares were issued and outstanding as of August 31, 2026 and immediately prior to the date of this Notice of Variation, Change and Extension and 4,486,626 Common Shares were issuable pursuant to the exercise, exchange or conversion, as applicable, of the Convertible Securities outstanding as of August 31, 2026 and immediately prior to the date of this Notice of Variation, Change and Extension; and (b) no other Common Shares or Offeror Shares are issued before the successful completion of the Offer. Assumptions have also been made with respect to future foreign exchange and interest rates. Although the Offeror believes that the assumptions made and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information herein will prove to be accurate.

Because actual results or outcomes could differ materially from those expressed in any forward-looking information, Company Shareholders should not place undue reliance on any such forward-looking information. By its nature, forward-looking information is based on assumptions and involves known and unknown risks, uncertainties and other factors that may cause the Offeror’s actual results, performance or achievements, or industry results, to be materially different from future results, performance or achievements expressed or implied by such forward-looking information. In particular, there are certain risks related to the consummation of the Offer and the combination of the Offeror and the Company, and the business and operations of the Company and the Offeror (including the business and operations that are currently being conducted and undertaken by the Offeror and those that will be conducted and undertaken by the Offeror upon consummation of the Offer) including, but not limited to: changes in general economic conditions in Canada, the United States and elsewhere; changes in operating conditions; fluctuations in foreign exchange and interest rates; changes or proposed changes in applicable tariff rates; availability of financial resources and/or third-party financing; availability of equipment, materials and personnel; defaults by counterparties under commercial arrangements to which the Company or the Offeror (or any of their respective subsidiaries) is a party; an inability to procure Regulatory Approvals in a timely manner or on terms satisfactory to the Offeror; new or changing Laws (domestic and foreign); the risk of failure to satisfy the conditions to the Offer; the risk that the anticipated synergies and other benefits of the Offer may not be realized; and the risk that actual operating results may differ significantly from projections and expectations. In addition, Company Shareholders are cautioned that the actual results of the Offeror following the successful completion of the Offer may differ materially from the expectations expressed herein as a result of a number of additional risks and uncertainties. For a further discussion regarding the risks related to the Offer and the Offeror, see Section 23 of the Original Circular, “Risk Factors”. Some of these risks, uncertainties and other factors are similar to those faced by other cannabis companies and some are unique to the Offeror. The Curaleaf AIF and other documents filed by the Offeror with the Securities Regulatory Authorities (accessible through the SEDAR+ website at www.sedarplus.ca and the EDGAR website at www.sec.gov) further describe risks, material assumptions and other factors that could influence actual results and are incorporated herein by reference.

This Notice of Variation, Change and Extension contains information that may constitute financial outlook about the prospective financial performance, financial position or cash flows of the company resulting from the combination of the Offeror and the Company, all of which is subject to the same assumptions, risk factors, limitations and qualifications described in this Notice of Variation, Change and Extension, and in the documents incorporated by reference in the Original Offer and Circular. The financial outlook included in this Notice of Variation, Change and Extension has been prepared by, and is the responsibility of, management of the Offeror. Company Shareholders are cautioned that the assumptions used in the preparation of such financial outlook, although considered reasonable, and reflecting the best estimates and judgments and assumptions that are reasonable in the circumstances, at the time of preparation, may prove to be imprecise or inaccurate and, as such, undue reliance should not be placed on the financial outlook. The actual results, performance and achievements of the combined company could differ materially from those expressed in, or implied by, financial outlook. The Offeror has included financial outlook in order to provide Company Shareholders with a more complete perspective on the combined company’s future operations and current expectations of the Offeror’s management relating to the combined company’s future performance following completion of the Offer. Company Shareholders are cautioned that such information may not be appropriate for other purposes. Management of the Offeror has approved the financial outlook contained herein as of the date of this Notice of Variation, Change and Extension.

New factors emerge from time to time and it is not possible for management of the Offeror to predict all of such factors and to assess in advance the impact of each such factor on the Offeror’s or the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking information. The impact of any one factor on any particular forward-looking information is not determinable with certainty as such factors are dependent upon other factors, and the Offeror’s course of action would depend upon management’s assessment of the future considering all information available to it at the relevant time.

Any forward-looking information contained in this Notice of Variation, Change and Extension is provided as of the date hereof and any forward-looking information contained in the Original Offer and Circular is provided as of the date thereof and the Offeror does not undertake any obligation to update or to revise any of the forward-looking information included herein or therein, except as required by applicable securities Laws. The forward-looking information contained in this Notice of Variation, Change and Extension and in the Original Offer and Circular is expressly qualified by this cautionary statement.

NOTICE OF VARIATION, CHANGE AND EXTENSION

October 6, 2026

TO:	THE HOLDERS OF COMMON SHARES OF AURORA CANNABIS INC.

This Notice of Variation, Change and Extension amends, varies and supplements the information provided in the Original Offer and Circular pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, together with the associated SRP Rights, including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time.

As set out in this Notice of Variation, Change and Extension, the Offeror has: (a) increased the consideration offered to Company Shareholders under the Offer; (b) extended the Expiry Time of the Offer to 11:59 p.m. (Mountain Time) on December 4, 2026; and (c) made certain changes to the information, and update certain disclosure, set forth in the Original Offer and Circular, including providing additional financial information. Consequential amendments in accordance with this Notice of Variation, Change and Extension are deemed to be made, where required, to the Original Offer Documents. Except as otherwise set out in this Notice of Variation, Change and Extension, the terms and conditions set out in the Original Offer Documents continue to remain in effect, unamended. This Notice of Variation, Change and Extension should be read in conjunction with the Original Offer Documents.

1.	Increased Consideration

The Offeror has amended the Original Offer to amend the consideration under the Offer. Upon acceptance of the Offer, as amended, each Company Shareholder whose Common Shares are taken up by the Offeror will be entitled to receive, for each Common Share, US$1.00 in cash (the “Cash Consideration”) and 0.4013 (the “Base Exchange Ratio”) of an Offeror Share, subject to a maximum value per Common Share of US$6.00 (the “Cap Price”). If, on the earlier of the Expiry Time and the date on which all conditions of the Offer have been satisfied or waived by the Offeror, the 20-day VWAP of the Offeror Shares (“Calculation Date VWAP”) traded on the TSX is greater than $17.76 (assuming an exchange rate for U.S. dollars of $1.00 = US$0.7015) per Offeror Share (“Cap VWAP Price”), the number of Offeror Shares that a Company Shareholder will receive for each Common Share will be calculated by dividing the Cap Price of US$6.00 (less the Cash Consideration of US$1.00) by the Calculation Date VWAP (the “Cap Exchange Ratio”). The number of Offeror Shares to be issued in consideration for the Common Shares, whether as a result of the application of the Base Exchange Ratio or the Cap Exchange Ratio, is referred to herein as the “Share Consideration” and, together with the Cash Consideration, the “Consideration”. The following table provides an analysis of the changes in price of Offeror Shares on the Consideration.

Calculation Date VWAP (Price of Offeror Shares in $)	Calculation Date VWAP (Price of Offeror Shares in US$)	Number of Offeror Shares Issued per Common Share	Share Consideration (US$)	Cash Consideration (US$)	Total Consideration per Common Share (US$)
$14.50	$10.17	0.40130000	$4.08	$1.00	$5.08
$15.25	$10.70	0.40130000	$4.29	$1.00	$5.29
$16.00	$11.22	0.40130000	$4.50	$1.00	$5.50
$16.75	$11.75	0.40130000	$4.72	$1.00	$5.72
$17.50	$12.28	0.40130000	$4.93	$1.00	$5.93
$18.25	$12.80	0.39055253	$5.00	$1.00	$6.00
$19.00	$13.33	0.37513599	$5.00	$1.00	$6.00
$19.75	$13.85	0.36089032	$5.00	$1.00	$6.00
$20.50	$14.38	0.34768701	$5.00	$1.00	$6.00

Note: Assumed exchange rate of U.S. dollars of $1.00 = US$0.7015.

Upon acceptance of the Offer, each Company Shareholder whose Common Shares are taken up by the Offeror will be entitled to receive the Consideration described in this Notice of Variation, Change and Extension.

The Offer is made only for Common Shares and the accompanying SRP Rights and is not made for any Convertible Securities or other rights (other than SRP Rights) to acquire Common Shares. Holders of Convertible Securities who wish to accept the Offer must, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities into Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received the Common Shares on such exercise and have them available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Original Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery”, and Section 13 of the Circular, “Treatment of Convertible Securities”.

Company Shareholders who have deposited Common Shares will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no amount of the Consideration to be paid by the Offeror will be allocated to the SRP Rights.

In no event will a Company Shareholder be entitled to a fractional Offeror Share. Where the aggregate number of Offeror Shares to be issued to a Company Shareholder as Share Consideration under the Offer would result in a fraction of an Offeror Share being issuable, the number of Offeror Shares to be received by such Company Shareholder will be rounded down to the nearest whole number and no Company Shareholder will be entitled to any compensation in respect of a fractional Offeror Share.

Company Shareholders who do not deposit their Common Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Company Shareholders who do not deposit their Common Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including, without limitation, the right to seek judicial determination of the fair value of their Common Shares. See Section 14 of the Original Circular, “Acquisition of Common Shares Not Deposited”.

Company Shareholders should contact the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary. The Information Agent, Carson Proxy Advisors, can be contacted by North American toll free phone at 1-800-530-5189, local and text: 416-751-2066 or by email at info@carsonproxy.com.

2.	Extension of the Expiry Time

The Offeror has extended the Expiry Time of the Offer from 5:00 p.m. (Mountain Time) on December 1, 2026 to 11:59 p.m. (Mountain Time) on December 4, 2026. Accordingly, the definition of “Expiry Time” in the Original Offer and Circular is deleted in its entirety and replaced with the following definition:

“Expiry Time” means 11:59 p.m. (Mountain Time) on December 4, 2026, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”.

If the Statutory Minimum Condition is satisfied and the other conditions of the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited under the Offer for a period of not less than 10 U.S. Business Days after the expiry of the initial deposit period. See Section 5 of the Original Offer, “Extension, Variation or Change in the Offer”.

3.	Updated Consolidated Capitalization

The disclosure contained in Section 8 of the Original Circular, "Certain Other Information Regarding the Offeror – Consolidated Capitalization”, is hereby deleted in its entirety and replaced with the following information:

The following table sets forth the consolidated capitalization of Curaleaf based on the Interim Financial Statements:

(a)	on an actual basis; and

(b)	as adjusted to take into account the acquisition by the Offeror of all outstanding Common Shares under the Offer.

The financial information set forth below should be read in conjunction with the: (i) Annual Financial Statements; (ii) Interim Financial Statements; (iii) unaudited interim condensed consolidated financial statements of the Company for the three month period ended June 30, 2026; and (iv) unaudited pro forma condensed consolidated statement of financial position of Curaleaf as at June 30, 2026 and the unaudited pro forma condensed consolidated statement of comprehensive income of Curaleaf for the six months ended June 30, 2026 and the year ended December 31, 2025 (collectively, the “Pro Forma Financial Statements”) set forth in Appendix A hereto, giving effect to the proposed acquisition of all outstanding Common Shares under the Offer, in the manner set forth therein. Other than as set forth below, there have been no material changes to Curaleaf’s share and loan capital since June 30, 2026.

	June 30, 2026(1)
	Actual	As adjusted for the Offer
Notes Payable	612	612
Deferred consideration liability	16	16
Financial Obligations	206	206

Additional paid-in capital	2,385	2,732
Accumulated other comprehensive loss	13	13
Accumulated deficit	(1,505)	(1,505)
Total shareholders’ equity	867	1,214

Pro Forma Consolidated Capitalization	1,701	2,048

Note:

(1)	All amounts are unaudited and expressed in millions of United States dollars.

4.	Unaudited Pro Forma Condensed Consolidated Financial Statements

Attached as Appendix A to this Notice of Variation, Change and Extension are the Pro Forma Financial Statements, giving effect to the proposed acquisition of all outstanding Common Shares under the Offer, in the manner set forth therein. The Pro Forma Financial Statements have been prepared using certain of the Offeror’s and the Company’s respective financial statements as more particularly described in the notes thereto. In preparing the Pro Forma Financial Statements, management of the Offeror has made certain assumptions that affect the amounts reported therein. The information upon which these adjustments and assumptions have been made is historical, preliminary and subject to change and adjustments and assumptions of this nature are difficult to make with complete accuracy. The Pro Forma Financial Statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Offeror. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from the Pro Forma Financial Statements. Company Shareholders are cautioned to not place undue reliance on the Pro Forma Financial Statements. See “Information Contained in this Offer to Purchase and Circular” and “Forward-Looking Information” in the Original Circular.

5.	Other Updated Information

Withdrawal of Deposited Common Shares

The disclosure contained in paragraph (d) of the Original Offer and Circular, “Questions and Answers about the Offer – Will I be able to withdraw previously deposited Common Shares?”, and in paragraph (d) of Section 8 of the Original Offer, “Withdrawal of Deposited Common Shares”, is deleted in its entirety.

Certain Canadian Federal Income Tax Considerations

To account for changes in law, the disclosure contained in Section 19 of the Original Circular, “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada – Disposition of Common Shares Pursuant to the Offer” is hereby updated to provide the paragraph below immediately after the first paragraph in that section:

On July 23, 2026, the Department of Finance released draft legislative proposals containing numerous technical amendments to the Tax Act (the “July 2026 Proposals”). The July 2026 Proposals included amendments to the definition of taxable Canadian property, including rules which would deem a Non-Resident Holder’s shareholdings in the Company for the purposes of the 25% threshold referred to in (a), above, to include an option in respect of, or an interest or right in, shares of the Company, whether or not such shares exist. Non-Resident Holders should consult their own tax advisors in this regard.

Information Concerning the Offeror

The disclosure contained in Section 8 of the Original Circular, “Certain Other Information Regarding the Offeror – Authorized and Outstanding Share Capital – Offeror Multiple Voting Shares” is hereby updated to provide the following additional information:

Effective June 23, 2026, the Offeror amended its articles to remove the automatic conversion feature of the Offeror Multiple Voting Shares that was previously triggered upon a listing of the Offeror Shares on the Nasdaq Stock Market, New York Stock Exchange or another exchange or marketplace approved by the Offeror Board. Accordingly, the Offeror Shares no longer automatically convert into Offeror Shares upon such a listing. The Offeror Multiple Voting Shares shall automatically convert into Offeror Shares upon the earlier to occur of: (i) the transfer or disposition of the Offeror Multiple Voting Shares by Boris Jordan to one or more third parties which are not permitted holders; and (ii) Boris Jordan or his permitted holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding Offeror Shares and Offeror Multiple Voting Shares on a non-diluted basis.

6.	Background to the Amended Offer

Since commencing the Offer in August, 2026, Curaleaf has repeatedly sought to engage with Aurora’s management and the Company Board to discuss the compelling merits of the transaction and explore a mutually beneficial path forward. Despite these efforts, Aurora’s leadership has refused to engage in substantive discussions.

Notwithstanding Aurora's continued unwillingness to engage, Curaleaf increased the Consideration under the Offer to provide Company Shareholders with even greater value and to encourage the Company Board to fulfill its fiduciary duties by commencing a customary due diligence process. Through a negotiated transaction, Aurora and Curaleaf could accelerate the path to closing and potentially confirm further expected synergies that could lead to increased value for shareholders, which would allow Company Shareholders to realize the benefits of the combination sooner. Curaleaf recognizes the importance of this transaction for both companies’ shareholders and remains committed to pursuing a constructive, value-maximizing outcome. The enhanced Consideration reflects bot the strategic merits of the combination and Curaleaf’s genuine desire to reach an agreement that benefits all stakeholders.

Curaleaf remains hopeful that Aurora’s management and the Company Board will adopt a similarly shareholder-focused approach and engage constructively in the weeks ahead. Curaleaf continues to believe that a collaborative dialogue and customary due diligence process are squarely in the best interests of all stakeholders and would provide an opportunity to fully evaluate the substantial strategic, operational and financial benefits of a combination. Curaleaf remains ready and willing to engage in good-faith discussions at any time and looks forward to working together to achieve an outcome that maximizes value for Aurora shareholders while creating a stronger and more competitive company.

Although the Offeror does not believe required, as a sign of its commitment to the Offer, this Notice of Variation, Change and Extension also includes the pro forma financial statements that Aurora suggests should be provided.

7.	Reasons to Accept the Offer

Curaleaf continues to believe that the combination of the Offeror and the Company would benefit the shareholders of both companies for the following reasons, in addition to the reasons described in the Original Offer, including:

Increase in Offer Compared to the Original Offer. The Offer represents a value of US$5.00 per Common Share, an increase of 25% to the Original Offer.

Increase in Cash Consideration to the Original Offer. The Cash Consideration has been increased by 33%, from US$0.75 to US$1.00 per Common Share, providing immediate liquidity and certainty. The Cash Consideration comprises approximately 20% of the implied consideration mix.

Increase in Share Consideration to the Original Offer. In addition to the increase in Cash Consideration, the Share Consideration has also been increased from 0.3463 to 0.4013 Offeror Shares per Common Share.

Increase to Already Significant Premium Relative to the Original Offer. The Offer represents an 86% premium to the 30-day VWAP of the Common Shares on August 10, 2026 (the “Unaffected Date”), the last day prior to the public disclosure of Curaleaf’s intention to pursue a combination with Aurora.

Further Increase to Significant Premium on an Ex-Cash Basis. Excluding the value of the cash and cash equivalents that Aurora has on its balance sheet, including its subsequent equity issuances pursuant to its at-the-market program (the “ATM Program”) issued during its fiscal first quarter, the Offer represents a premium of 217% to Aurora’s ex-cash share price on the Unaffected Date.

Increase to Cap Price. The Offer also increases the maximum consideration per Common Share by 20%, from US$5.00 to US$6.00.

Combine with the Global Industry Leader with Continued Participation. A combination of Curaleaf and Aurora would create the global cannabis leader, with operations across 17 countries, more than US$1.5 billion of last-twelve-month (“LTM”) revenue, nearly US$350 million of LTM Adjusted EBITDA and at least US$40 million of expected annual cost synergies.

•	Diversification Across the Global Cannabis Value Chain. Company Shareholders would retain exposure to Aurora’s international business while gaining ownership in Curaleaf's leading U.S. platform and future regulatory upside.

•	Increased Scale, Liquidity, Capital Markets Presence and Access to Capital. The combined company would be a larger, more diversified global cannabis platform with a pro forma market capitalization in excess of US$3 billion, with its scale, diversity and enhanced liquidity providing a significantly lower cost of capital than Aurora has today, providing Aurora shareholders with greater opportunities to capitalize on the global cannabis sector.

8.	Recent Developments

Since the date of the Original Offer and Circular there have occurred certain developments relating to the Offer which are summarized below.

On September 1, 2026, Aurora issued its directors’ circular in response to the Offer, recommending that Company Shareholders reject the Offer and advancing arguments concerning valuation and Aurora’s standalone prospects. Curaleaf considered a number of those arguments irrelevant or misguided and believed that the circular obscured material facts, including Aurora’s continued issuance of Common Shares under its ATM Program at prices below the value implied by the Offer and Aurora’s own outlook for lower revenue and Adjusted EBITDA.

On September 2, 2026, Curaleaf issued a press release responding to Aurora’s directors’ circular and correcting what Curaleaf believed were material misstatements and omissions. Curaleaf reaffirmed that the Offer provided a 45% premium and meaningful participation in the future upside of a larger, more diversified global cannabis platform, while highlighting Aurora’s historical shareholder dilution, continued use of its at-the-market program, negative operating cash flow and declining fiscal 2027 outlook.

On September 8, 2026, Curaleaf published a formal “Myth vs. Fact” fact sheet addressing statements made by Aurora in opposition to the Offer. The fact sheet contrasted Aurora’s claims regarding valuation, standalone momentum, Curaleaf’s balance sheet and governance with Curaleaf’s views regarding the premium offered, Aurora’s operating performance and outlook, Curaleaf’s cash generation and the strategic and financial benefits of the proposed combination.

On September 14, 2026, Curaleaf filed an application with the Alberta Securities Commission seeking to halt further issuances under the ATM Program while the Offer remained outstanding and requesting an expedited hearing and related relief. Curaleaf asserted that Aurora’s ongoing issuances constituted an improper and abusive defensive tactic that diluted existing Company Shareholders, increased the cost of the Offer, made the Offer’s acceptance thresholds more difficult to achieve and risked interfering with the ability of Company Shareholders to decide whether to accept the Offer.

On September 15, 2026, Curaleaf released a letter from Boris Jordan to Company Shareholders urging them to accept the Offer and outlining Curaleaf’s reasons for believing that the Offer represented the superior path to value creation. The letter emphasized the significant premium, continued equity participation in a combined company with operations across 17 countries, more than US$1.5 billion of LTM revenue, nearly US$350 million of Adjusted EBITDA and at least US$40 million of expected annual cost synergies, while contrasting those benefits with Aurora’s standalone outlook.

On September 17, 2026, Boris Jordan hosted a live question-and-answer session for Company Shareholders on The Dales Report’s Trade to Black program. The discussion addressed questions concerning Curaleaf’s existing business and financial profile, the terms and rationale of the Offer, the cap on the consideration under the Offer, Curaleaf’s debt and the ATM Program, as well as Curaleaf’s plans for the future combined platform.

On October 5, 2026, Curaleaf issued a press release announcing it was enhancing its Offer to acquire Aurora. Total implied consideration increased 25% compared to the Original Offer, comprised of an increase to the Cash Consideration of 33%, from US$0.75 to US$1.00 per Common Share, and the Share Consideration increased to 0.4013 of an Offeror Share per Common Share. In addition, the Cap Price was increased from US$5.00 to US$6.00 per Common Share. Curaleaf reiterated its willingness to engage with Aurora in a formal due diligence process.

9.	Manner of Acceptance

Common Shares may be deposited under the Offer in accordance with the provisions under Section 3 of the Original Offer, “Manner of Acceptance”.

10.	Take-Up of and Payment for Deposited Common Shares

The Offeror will take up and pay for Common Shares validly deposited pursuant to the Offer and not withdrawn as set forth under Section 7 of the Original Offer, “Take-Up of and Payment for Deposited Common Shares”.

11.	Right to Withdraw Deposited Common Shares

Company Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer under the circumstances and in the manner described under Section 8 of the Original Offer, “Withdrawal of Deposited Common Shares”, as amended by this Notice of Variation, Change and Extension.

12.	Amendments and Variations to Original Offer Documents

The Original Offer Documents shall be read together with this Notice of Variation, Change and Extension in order to give effect to the amendments and variations to the Original Offer and Circular set forth herein.

13.	Offerees’ Statutory Rights

Securities legislation of the provinces and territories of Canada provides Company Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to Company Shareholders. However, such rights must be exercised within prescribed time limits. Company Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

14.	Directors’ Approval

The contents of this Notice of Variation, Change and Extension have been approved, and the sending of this Notice of Variation, Change and Extension to the Company Shareholders has been authorized by the Offeror Board.

CERTIFICATE OF CURALEAF HOLDINGS, INC.

Dated: October 6, 2026

The Original Offer and Circular, as amended by this Notice of Variation, Change and Extension, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) “Boris Jordan”	(signed) “Ed Kremer”
Chief Executive Officer	Chief Financial Officer

On behalf of the board of directors

(signed) “Joseph Lusardi”	(signed) “Karl Johansson”
Director	Director

C-1

APPENDIX A

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(please see attached)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of Curaleaf Holdings, Inc. give effect to the proposed acquisition of Aurora Cannabis Inc. under the Offer to Purchase and Circular dated August 18, 2026, as amended by the Notice of Variation, Change and Extension dated October 6, 2026 (the "Offer"). They have been prepared for inclusion in the Notice of Variation, Change and Extension and comprise the unaudited pro forma condensed combined balance sheet as at June 30, 2026, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026, and the related notes. They should be read together with the audited consolidated financial statements of Curaleaf Holdings, Inc. for the year ended December 31, 2025, its unaudited condensed consolidated interim financial statements for the six months ended June 30, 2026, the audited consolidated financial statements of Aurora Cannabis Inc. for the year ended March 31, 2026 and its unaudited condensed consolidated interim financial statements for the three months ended June 30, 2026.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026

(in thousands of U.S. dollars)

Curaleaf Holdings, Inc. and Aurora Cannabis Inc.

See accompanying notes. Amounts are calculated on unrounded figures and may not cross-foot due to rounding.

	Curaleaf Historical	Aurora Historical (Note 3)	Transaction Accounting Adjustments	Note	Pro Forma Combined
ASSETS
Cash and cash equivalents	94,588	48,773	(50,999)	(a), (j)	92,362
Restricted cash	12,380	34,543	—		46,923
Short-term investments	—	21,620	—		21,620
Accounts receivable, net	74,907	28,917	—		103,824
Inventories	244,724	75,902	15,180	(c)	335,806
Assets held for sale and discontinued operations	2,809	2,207	—		5,016
Prepaid expenses and other current assets	31,021	8,842	—		39,863
Notes receivable - current	7,368	—	—		7,368
Total current assets	467,797	220,804	(35,819)		652,782
Deferred tax asset	541	1,799	—		2,340
Income tax receivable	2,382	—	—		2,382
Other assets - net of current	18,379	12,700	—		31,079
Notes receivable - net of current	834	—	—		834
Property, plant and equipment, net	505,898	94,226	(9,423)	(d)	590,701
Right-of-use assets, finance lease, net	107,914	—	—		107,914
Right-of-use assets, operating lease, net	121,516	9,048	—		130,564
Intangible assets, net	956,074	23,034	—	(e)	979,108
Goodwill	633,022	19,241	(3,682)	(f)	648,581
Total assets	2,814,357	380,852	(48,924)		3,146,285
LIABILITIES AND EQUITY
Accounts payable	60,073	39,993	—		100,066
Accrued expenses	122,172	—	12,000	(h)	134,172
Income tax payable	11,195	5,235	—		16,430
Lease liabilities, finance - current	15,228	—	—		15,228
Lease liabilities, operating - current	20,366	4,134	—		24,500
Notes payable - current	41,009	—	—		41,009
Deferred consideration liability - current	16,235	—	—		16,235
Financial obligations - current	10,138	—	—		10,138
Liabilities associated with assets held for sale and discontinued operations	6,786	—	—		6,786
Other current liabilities	3,911	2,312	—		6,223
Total current liabilities	307,113	51,674	12,000		370,787
Deferred tax liability	129,224	33	4,099	(g)	133,356
Notes payable - net of current	570,532	—	—		570,532
Lease liabilities, finance - net of current	152,453	—	—		152,453
Lease liabilities, operating - net of current	109,622	11,829	—		121,451
Uncertain tax position	468,485	—	—		468,485
Contingent consideration liability - net of current	3,879	—	—		3,879
Deferred consideration liability - net of current	125	—	—		125
Financial obligations - net of current	195,431	—	—		195,431
Other non-current liabilities	10,033	2,436	—		12,469
Total liabilities	1,946,897	65,972	16,099		2,028,968
Redeemable non-controlling interest contingency	—	—	—		—
Additional paid-in capital	2,385,008	5,057,555	(4,795,698)	(b), (i)	2,646,866
Accumulated other comprehensive loss	(12,610)	(150,397)	150,397	(i)	(12,610)
Accumulated deficit	(1,504,938)	(4,592,278)	4,580,278	(h), (i)	(1,516,938)
Total shareholders' equity	867,460	314,880	(65,022)		1,117,318
Total liabilities and shareholders' equity	2,814,357	380,852	(48,924)		3,146,285

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025

(in thousands of U.S. dollars, except share and per share amounts)

Aurora Cannabis Inc. amounts are for its fiscal year ended March 31, 2026 (Note 2)

Amounts are calculated on unrounded figures and may not cross-foot due to rounding.

	Curaleaf Historical	Aurora Historical (Note 3)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Total revenues, net	1,268,135	231,973	—		1,500,108
Cost of goods sold	637,113	117,088	15,180	(l)	769,382
Gross profit	631,022	114,885	(15,180)		730,727
Operating expenses:
Selling, general and administrative	464,178	129,880	12,000	(m)	606,058
Depreciation and amortization	141,394	2,760	1,731	(k), (n)	145,884
Total operating expenses	605,572	132,640	13,731		751,943
Income (loss) from operations	25,450	(17,755)	(28,911)		(21,216)
Other income (expense):
Interest income	663	4,231	—		4,894
Interest expense related to notes payable and deferred consideration	(56,753)	—	—		(56,753)
Interest expense related to lease liabilities and financial obligations	(44,076)	(1,309)	—		(45,385)
Impairment (loss) gain	(9,080)	(11,549)	—		(20,629)
Bargain purchase gain	—	—	—		—
Other income (expense), net	5,582	1,491	—		7,073
Total other income (expense), net	(103,664)	(7,136)	—		(110,800)
Loss before benefit (provision) for income taxes	(78,214)	(24,891)	(28,911)		(132,016)
Benefit (provision) for income taxes	(123,689)	(1,516)	4,099	(o)	(121,106)
Net income (loss) from continuing operations	(201,903)	(26,407)	(24,812)		(253,122)
Less: net income (loss) attributable to non-controlling interest	2,917	—	—		2,917
Net income (loss) from continuing operations attributable to Curaleaf Holdings, Inc.	(204,820)	(26,407)	(24,812)		(256,039)
Earnings (loss) per share from continuing operations (Note 6):
Less: excess redemption value above carrying value (ASC 480-10)	(42,294)				(42,294)
Net income (loss) from continuing operations available to shareholders	(244,197)				(298,333)
Weighted average shares outstanding - basic	254,030,317		26,829,662	(Note 6)	280,859,979
Weighted average shares outstanding - diluted	254,030,317		26,829,662	(Note 6)	280,859,979
Basic earnings (loss) per share (US$)	(0.96)				(1.06)
Diluted earnings (loss) per share (US$)	(0.96)				(1.06)

Curaleaf Holdings, Inc.'s historical loss per share agrees to its reported US$(0.32) per share from continuing operations, restated for the 1-for-3 reverse share split. See Note 6.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2026

(in thousands of U.S. dollars, except share and per share amounts)

Aurora Cannabis Inc. amounts are for January 1 to June 30, 2026 (Note 2)

Amounts are calculated on unrounded figures and may not cross-foot due to rounding.

	Curaleaf Historical	Aurora Historical (Note 3)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Total revenues, net	664,330	110,658	—		774,988
Cost of goods sold	337,126	64,073	—		401,199
Gross profit	327,204	46,585	—		373,789
Operating expenses:
Selling, general and administrative	254,547	66,435	—		320,982
Depreciation and amortization	67,682	1,549	869	(k), (n)	70,100
Total operating expenses	322,229	67,984	869		391,082
Income (loss) from operations	4,975	(21,399)	(869)		(17,293)
Other income (expense):
Interest income	361	1,404	—		1,765
Interest expense related to notes payable and deferred consideration	(32,847)	—	—		(32,847)
Interest expense related to lease liabilities and financial obligations	(20,395)	(689)	—		(21,084)
Impairment (loss) gain	(41)	(1,638)	—		(1,679)
Bargain purchase gain	—	—	—		—
Other income (expense), net	(6,990)	3,389	—		(3,601)
Total other income (expense), net	(59,912)	2,466	—		(57,446)
Loss before benefit (provision) for income taxes	(54,937)	(18,933)	(869)		(74,739)
Benefit (provision) for income taxes	137,489	101	—	(o)	137,590
Net income (loss) from continuing operations	82,552	(18,832)	(869)		62,851
Less: net income (loss) attributable to non-controlling interest	(16)	—	—		(16)
Net income (loss) from continuing operations attributable to Curaleaf Holdings, Inc.	82,568	(18,832)	(869)		62,867
Earnings (loss) per share from continuing operations (Note 6):
Less: excess redemption value above carrying value (ASC 480-10)	(381)				(381)
Net income (loss) from continuing operations available to shareholders	82,171				62,486
Weighted average shares outstanding - basic	260,782,402		26,829,662	(Note 6)	287,612,064
Weighted average shares outstanding - diluted	268,804,422		26,829,662	(Note 6)	295,634,084
Basic earnings (loss) per share (US$)	0.32				0.22
Diluted earnings (loss) per share (US$)	0.31				0.21

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(US$ in thousands, except actual share counts and US$ per-share amounts; C$ amounts are labeled separately).

Amounts are calculated on unrounded figures and may not cross-foot due to rounding.

Note 1. Description of the Transaction

On August 18, 2026, Curaleaf Holdings, Inc. commenced an offer to acquire all of the issued and outstanding common shares of Aurora Cannabis Inc. On October 5, 2026, Curaleaf Holdings, Inc. announced an enhanced offer, which amends the offer by a Notice of Variation, Change and Extension dated October 6, 2026 (as amended, the "Offer"). Under the Offer, each Aurora Cannabis Inc. common share may be exchanged for 0.4013 of a Curaleaf Holdings, Inc. subordinate voting share plus US$1.00 in cash, subject to a maximum value of US$6.00 per Aurora Cannabis Inc. common share (the "Cap Price"). If the 20-day volume weighted average price of Curaleaf Holdings, Inc. shares exceeds C$17.76, the exchange ratio is reduced so that the total consideration per Aurora Cannabis Inc. share equals the Cap Price. The Offer is open until 11:59 p.m. (Mountain Time) on December 4, 2026, unless further extended. It remains conditional on, among other things, the tender of more than 50% of Aurora Cannabis Inc.’s outstanding common shares (excluding shares held by Curaleaf Holdings, Inc. and other non-independent shareholders), the tender of at least 66⅔% of Aurora Cannabis Inc.’s common shares on a fully diluted basis (a condition Curaleaf Holdings, Inc. may waive), and receipt of required regulatory approvals.

The Offer is unsolicited. Aurora Cannabis Inc.'s board of directors has recommended that shareholders reject the Offer, and Aurora Cannabis Inc. has not provided Curaleaf Holdings, Inc. with access to non-public information. The Offer is not subject to a financing or due diligence condition.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared by management of Curaleaf Holdings, Inc. for inclusion in the Notice of Variation, Change and Extension in accordance with Item 19 of Form 62-104F1 Take-Over Bid Circular, Part 8 of National Instrument 51-102 Continuous Disclosure Obligations and Article 11 of Regulation S-X, using the acquisition method of accounting under ASC 805, Business Combinations, with Curaleaf Holdings, Inc. as the accounting acquirer. The pro forma condensed combined balance sheet gives effect to the acquisition as if it had occurred on June 30, 2026. The pro forma condensed combined statements of operations give effect to the acquisition as if it had occurred on January 1, 2025, the beginning of the earliest period presented.

Curaleaf Holdings, Inc.'s fiscal year ends on December 31 and Aurora Cannabis Inc.'s on March 31. Because the fiscal year ends differ by no more than one fiscal quarter, the pro forma statement of operations for the year ended December 31, 2025 combines Curaleaf Holdings, Inc.'s results for that year with Aurora Cannabis Inc.'s results for its fiscal year ended March 31, 2026 (Rule 11-02(c)(3)). The pro forma statement of operations for the six months ended June 30, 2026 combines Curaleaf Holdings, Inc.'s results for that period with Aurora Cannabis Inc.'s results for the three months ended March 31, 2026 and June 30, 2026. As a result, Aurora Cannabis Inc.'s results for the three months ended March 31, 2026 are included in both pro forma periods:

Aurora Cannabis Inc. total revenues, net, three months ended March 31, 2026 (U.S. GAAP)	61,840
Aurora Cannabis Inc. net loss from continuing operations, three months ended March 31, 2026 (U.S. GAAP)	(11,271)

Curaleaf Holdings, Inc.'s historical financial statements are prepared in accordance with U.S. GAAP and presented in U.S. dollars. Aurora Cannabis Inc.'s historical financial statements are prepared in accordance with IFRS Accounting Standards as issued by the IASB and presented in Canadian dollars. Aurora Cannabis Inc.'s historical amounts have been reclassified to conform to Curaleaf Holdings, Inc.'s presentation, adjusted to U.S. GAAP where quantifiable from public information, and translated into U.S. dollars (Note 3). During the periods presented, there were no material transactions between Curaleaf Holdings, Inc. and Aurora Cannabis Inc. requiring elimination.

Aurora Cannabis Inc.'s information has been derived solely from its publicly available filings. Curaleaf Holdings, Inc. has not had access to Aurora Cannabis Inc.'s books and records, management or auditors, and has not been able to verify this information. Aurora Cannabis Inc.'s independent auditor reported that Aurora Cannabis Inc. did not maintain effective internal control over financial reporting as of March 31, 2026, relating to inputs used in the valuation of biological assets and inventory. The purchase price allocation is preliminary and the accounting for the acquisition is incomplete (Note 4). Actual amounts may differ materially.

Management's Adjustments for estimated SG&A synergies are presented separately in Note 9 and are excluded from the pro forma amounts on the face of the statements. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results that would have been achieved had the acquisition occurred on the dates indicated, or of future results. It is included in the Notice of Variation, Change and Extension to provide Aurora Cannabis Inc. shareholders, who would receive Curaleaf Holdings, Inc. shares under the Offer, with information on the combined company. The acquisition is not significant to Curaleaf Holdings, Inc. under Rule 1-02(w) of Regulation S-X.

Curaleaf Holdings, Inc.'s historical results for the six months ended June 30, 2026 include an income tax benefit of US$137.5 million on a pre-tax loss from continuing operations of US$54.9 million. The benefit arose principally from a reduction of approximately US$121.2 million in uncertain tax position liabilities and related interest accruals, including a net release of US$94.5 million relating to its Section 280E position in the quarter ended March 31, 2026, and approximately US$65.1 million from the release of valuation allowances on U.S. deferred tax assets, following the rescheduling order effective April 23, 2026, partially offset by other items. Because of these benefits, pro forma net income for the six months ended June 30, 2026 is not indicative of future results.

Note 3. Aurora Cannabis Inc. Historical Financial Information: Reclassification, U.S. GAAP Conversion and Translation

(i) Reclassifications. Aurora Cannabis Inc.'s line items have been reclassified to Curaleaf Holdings, Inc.'s captions: biological assets (growing cannabis plants), which are work in process inventory under U.S. GAAP, included in inventories; long-term investments, deposits and lease receivable included in other assets; accounts payable and accrued liabilities presented in accounts payable; deferred revenue and provisions in other current liabilities; lease liabilities presented as operating lease liabilities; derivative and other long-term liabilities in other non-current liabilities; net revenue (revenue less excise taxes) presented as total revenues, net; general and administration, sales and marketing, business development, research and development and share-based compensation presented within selling, general and administrative; interest and other income presented as interest income, and finance and other costs (principally lease interest) presented as interest expense related to lease liabilities and financial obligations, as Aurora Cannabis Inc. does not disclose a split of these amounts; foreign exchange and other gains presented in other income (expense), net. Aurora Cannabis Inc. includes right-of-use assets within property, plant and equipment on its balance sheet and discloses C$12.857 million of net right-of-use assets in Note 8 of their June 30, 2026 financial statements. These assets have been presented separately as operating lease right-of-use assets in the pro forma balance sheet.

(ii) IFRS to U.S. GAAP. Under IAS 41, Aurora Cannabis Inc. measures biological assets at fair value less costs to sell and carries harvested inventory at a deemed cost that includes fair value. U.S. GAAP has no equivalent; Curaleaf Holdings, Inc. measures cannabis inventory, including growing plants, at cost. The adjustments remove the IAS 41 fair value gains and losses from Aurora Cannabis Inc.'s historical statements of operations and reduce inventories and biological assets to cost on the balance sheet:

	Year ended Dec 31, 2025	Six months ended Jun 30, 2026	Balance sheet Jun 30, 2026
IAS 41 fair value adjustments removed (C$ in thousands; positive = net loss removed)	22,124	5,678
Inventories and biological assets reduced to cost at June 30, 2026 (C$ in thousands)			(79,687)

The reduction comprises the IAS 41 fair value component of inventory of C$69,489k disclosed by Aurora Cannabis Inc. and C$10,198k for biological assets. Aurora Cannabis Inc. does not disclose the cost of its biological assets (C$24,000k at IAS 41 fair value); cost is estimated at C$13,802k using the cost-to-carrying-value ratio of its inventory (C$94,054k of C$163,543k). Other IFRS to U.S. GAAP differences were identified (inventory write-down reversals, impairment methodology, lease classification, share-based payment attribution and income taxes). Their effects cannot be determined from Aurora Cannabis Inc.'s public disclosures, and no adjustment has been made.

(iii) Translation. Aurora Cannabis Inc.'s amounts were translated from Canadian dollars to U.S. dollars under ASC 830 using Bank of Canada rates:

Rate	US$ per C$1.00
Balance sheet: spot rate at June 30, 2026	0.7037
Year ended December 31, 2025 (Aurora Cannabis Inc. April 1, 2025 to March 31, 2026): average	0.7236
Six months ended June 30, 2026: Aurora Cannabis Inc. January to March 2026 average	0.7291
Six months ended June 30, 2026: Aurora Cannabis Inc. April to June 2026 average	0.7226

Summary of Aurora Cannabis Inc. historical amounts (US$ in thousands, U.S. GAAP, reclassified):

	Year ended Dec 31, 2025	Six months ended Jun 30, 2026	Balance sheet Jun 30, 2026
Total revenues, net	231,973	110,658
Gross profit	114,885	46,585
Net income (loss) from continuing operations	(26,407)	(18,832)

Total assets			380,852
Total liabilities			65,972
Shareholders' equity			314,880

Note 4. Preliminary Purchase Consideration and Purchase Price Allocation

The purchase consideration assumes Curaleaf Holdings, Inc. acquires all Aurora Cannabis Inc. common shares outstanding at the most recent practicable date, together with DSUs and in-the-money options assumed to be deposited. RSUs and PSUs that vest only on a change of control followed by termination of employment are excluded, because any acceleration caused by the acquirer's post-combination decisions would be post-combination compensation. Shares issued after June 30, 2026 are included, and the cash Aurora Cannabis Inc. received for them is added to the net assets acquired (adjustment (j)). The most recent practicable dates are August 4, 2026 for Aurora Cannabis Inc.'s common shares outstanding (64,861,819, per its MD&A for the three months ended June 30, 2026) and October 5, 2026 for Curaleaf Holdings, Inc.'s closing share price of US$9.76. The final consideration will be measured at the date Curaleaf Holdings, Inc. acquires control and will depend on its share price at that date, the number of Aurora Cannabis Inc. shares and awards then outstanding and the Cap Price mechanism.

Amount
Aurora Cannabis Inc. common shares and assumed share equivalents included in consideration	66,856,869
Exchange ratio	0.4013
Curaleaf Holdings, Inc. subordinate voting shares issued	26,829,662
Curaleaf Holdings, Inc. share price (US$)	9.76
Fair value of Curaleaf Holdings, Inc. shares issued	261,858
Cash consideration (US$1.00 per Aurora Cannabis Inc. share or share equivalent)	66,857
Total purchase consideration	328,714

Preliminary allocation of the purchase consideration:

Amount (US$000)
Cash and cash equivalents and restricted cash	99,174
Short-term investments	21,620
Accounts receivable	28,917
Inventories (including biological assets) at fair value	91,082
Prepaid expenses and other current assets	11,049
Property, plant and equipment	84,803
Right-of-use assets, operating lease, net	9,048
Identifiable intangible assets	23,034
Other non-current assets (including deferred tax assets)	14,499
Accounts payable, accrued and other current liabilities	(47,540)
Lease liabilities	(15,963)
Other non-current liabilities and deferred tax liabilities	(6,567)
Fair value of identifiable net assets	313,155
Goodwill	15,559
Total purchase consideration	328,714

Because Curaleaf Holdings, Inc. has not had access to Aurora Cannabis Inc.'s non-public information, the fair values above are preliminary. Monetary assets and liabilities are at carrying amounts. Inventories, including biological assets, are measured at estimated cost plus a step-up of 20%, derived from Aurora Cannabis Inc.'s results for the three months ended June 30, 2026: net revenue of C$67,554k, less selling costs of C$31,654k and a profit on the selling effort of C$2,197k, gives C$33,703k, which is 20% above the cash cost of sales of C$28,086k. Property, plant and equipment is measured at 90% of its carrying amount, reflecting lower selling prices after the reduction of about 30% in Canadian medical reimbursement rates from April 1, 2026, Aurora Cannabis Inc.'s exit from its Canadian consumer and plant propagation businesses, excess licensed capacity in Canada and the specialized nature of cannabis facilities; before the Offer, Aurora Cannabis Inc.'s market capitalization of about US$175 million was below its net assets of US$322 million. Identifiable intangible assets (licenses and permits, including EU-GMP and Health Canada licenses, and software) are at Aurora Cannabis Inc.'s carrying amounts pending valuation. Items requiring further information include the fair value of property, plant and equipment, identifiable intangible assets (including brands and customer relationships not currently recognized by Aurora Cannabis Inc.), inventory, leases, deferred taxes, contingencies and replacement share-based payment awards. The allocation is expected to be finalized within one year of the acquisition date.

On these preliminary measurements, goodwill of US$15,559 thousand arises, representing the excess of the purchase consideration over the fair value of the identifiable net assets acquired.

Useful lives assumed: licenses and permits 15 years; software 3 years (straight-line), consistent with the policies of Curaleaf Holdings, Inc., which has no indefinite-lived intangible assets. Licenses that Aurora Cannabis Inc. treats as indefinite-lived are assigned finite lives.

Sensitivity to Curaleaf Holdings, Inc.'s share price (Cap Price mechanism applied):

Change in price	Share price (US$/share)	Shares issued	Consideration	Goodwill / (gain)
-30%	6.83	26,829,662	250,157	(62,998)
-20%	7.81	26,829,662	276,343	(36,813)
-10%	8.78	26,829,662	302,529	(10,627)
0%	9.76	26,829,662	328,714	15,559
10%	10.74	26,829,662	354,900	41,745
20%	11.71	26,829,662	381,086	67,930
30%	12.69	26,346,496	401,141	87,986

Each 10 percentage point change in the step-up of inventories, including biological assets, would change the step-up by US$7,590k, the deferred tax liability by US$2,049k and goodwill, net of deferred tax, by US$5,541k.

Note 5. Transaction Accounting Adjustments

Balance sheet adjustments (as of June 30, 2026):

Adjustment	Amount (US$000)
(a) Cash paid: cash consideration of US$1.00 per Aurora Cannabis Inc. share or assumed share equivalent, assumed funded from Curaleaf Holdings, Inc.'s cash on hand.	(66,857)
(b) Issuance of 26,829,662 Curaleaf Holdings, Inc. subordinate voting shares (0.4013 per Aurora Cannabis Inc. share or assumed share equivalent) at US$9.76 per share, the price at the most recent practicable date, recorded in additional paid-in capital (no par value). See Note 4 for share-price sensitivity.	261,858
(c) Step-up of Aurora Cannabis Inc.'s inventories, including biological assets, from estimated cost to preliminary fair value at 20% over cost, based on Aurora Cannabis Inc.'s selling prices less costs to sell and a reasonable profit on the selling effort (Note 4). The step-up is released through cost of goods sold in adjustment (l).	15,180
(d) Reduction of property, plant and equipment, excluding right-of-use assets, by 10% of its carrying amount to preliminary fair value (Note 4). No deferred tax asset is recognized because Aurora Cannabis Inc.'s Canadian entities carry a full valuation allowance.	(9,423)
(e) Elimination of Aurora Cannabis Inc.'s historical intangible assets and recognition of identifiable intangible assets at preliminary fair value, assumed equal to their carrying amount pending valuation; the net adjustment is nil.	—
(f) Elimination of Aurora Cannabis Inc.'s historical goodwill of US$19,241 and recognition of preliminary goodwill of US$15,559 arising on the acquisition (Note 4); net adjustment shown.	(3,682)
(g) Deferred tax liability recognized under ASC 805-740 at the 27% Canadian combined statutory rate on the step-up of inventories, including biological assets, over their tax bases. Tax bases carry over because the acquisition is of shares.	4,099
(h) Accrual of Curaleaf Holdings, Inc.'s estimated transaction costs not yet incurred at June 30, 2026, charged to accumulated deficit. Reflected in the statement of operations in adjustment (m).	12,000
(i) Elimination of Aurora Cannabis Inc.'s historical shareholders' equity (U.S. GAAP basis).	(314,880)
(j) Cash received by Aurora Cannabis Inc. after June 30, 2026 for shares included in the purchase consideration: US$7,000 for shares sold after June 30, 2026 and US$8,858 of exercise proceeds of in-the-money options assumed to be exercised for cash, translated at the June 30, 2026 spot rate. The cash is included in the net assets acquired (Note 4).	15,858

Statement of operations adjustments:

Adjustment	Year ended Dec 31, 2025 (US$000)	Six months ended Jun 30, 2026 (US$000)
(k) Amortization of identifiable intangible assets on a straight-line basis over estimated useful lives of 15 years for licenses and permits and 3 years for software, consistent with Curaleaf Holdings, Inc.'s policy, net of Aurora Cannabis Inc.'s historical amortization; recorded in depreciation and amortization. Licenses treated by Aurora Cannabis Inc. as indefinite-lived are assigned a finite life.	2,359	1,183
(l) Release of the step-up of inventories, including biological assets, through cost of goods sold, assuming the acquired inventory is sold within the first year after the acquisition; reflected in the year ended December 31, 2025 only. Nonrecurring.	15,180
(m) Curaleaf Holdings, Inc.'s estimated transaction costs, reflected in the annual period as if incurred on January 1, 2025. Nonrecurring. Aurora Cannabis Inc.'s own costs of responding to the Offer included in its historical results are not adjusted.	12,000
(n) Reduction in depreciation from the lower carrying amount of property, plant and equipment (adjustment (d)), over an estimated remaining useful life of 15 years.	(628)	(314)
(o) Tax effect of the adjustments at the 27% Canadian combined statutory rate (Rule 11-02(b)(5)(i)). A benefit is recognized only on the release of the inventory step-up (l), reversing the related deferred tax liability. No tax effect is recognized on the other adjustments, including (k) and (n), because Aurora Cannabis Inc.'s Canadian entities carry a full valuation allowance, and transaction costs are assumed non-deductible.	4,099	—

Note 6. Pro Forma Earnings (Loss) per Share

Pro forma basic and diluted earnings (loss) per share are calculated using Curaleaf Holdings, Inc.'s historical weighted average shares outstanding, restated for its 1-for-3 reverse share split effective June 5, 2026, plus the 26,829,662 Curaleaf Holdings, Inc. shares issued in the acquisition (maximum scenario), treated as outstanding from January 1, 2025. Consistent with Curaleaf Holdings, Inc.'s historical presentation, the numerator deducts the excess redemption value of redeemable non-controlling interests (ASC 480-10). For the year ended December 31, 2025, a loss period, diluted shares equal basic shares because potential shares are anti-dilutive. For the six months ended June 30, 2026, diluted shares include Curaleaf Holdings, Inc.'s dilutive potential shares as reported. Share data for the minimum scenario are presented in Note 7. The pro forma numerator is net income (loss) from continuing operations attributable to Curaleaf Holdings, Inc., less the excess redemption value (Rule 11-02(a)(9)). Curaleaf Holdings, Inc.'s historical loss per share of US$(0.96) for the year ended December 31, 2025 agrees to its reported US$(0.32) per share from continuing operations, restated for the reverse share split, which is calculated before deducting net income attributable to non-controlling interest of US$2,917. On the attributable basis used for the pro forma amounts, it would be US$(0.97).

	Year ended Dec 31, 2025	Six months ended Jun 30, 2026
Curaleaf Holdings, Inc. weighted average shares - basic (post-split)	254,030,317	260,782,402
Curaleaf Holdings, Inc. shares assumed to be issued based on the preliminary acquisition population in Note 4	26,829,662	26,829,662
Pro forma weighted average shares - basic	280,859,979	287,612,064
Pro forma basic earnings (loss) per share (US$)	(1.06)	0.22
Pro forma diluted earnings (loss) per share (US$)	(1.06)	0.21

Note 7. Minimum Tender Scenario (range of possible results)

The Offer is subject to a statutory minimum tender condition, which cannot be waived, that more than 50% of Aurora Cannabis Inc.'s outstanding common shares (excluding those held by Curaleaf Holdings, Inc.) be tendered. If Curaleaf Holdings, Inc. waives the 66 2/3% condition, acquires only 50% plus one of the 64,861,819 common shares (32,430,910 shares) and does not complete a subsequent acquisition of the remaining shares, it would consolidate Aurora Cannabis Inc. and recognize a non-controlling interest measured at fair value (ASC 805-20-30-1), preliminarily based on Aurora Cannabis Inc.'s October 5, 2026 share price of US$4.46. The non-controlling interest includes the shares and share equivalents not acquired. The principal differences from the maximum scenario are:

US$ in thousands, except actual share counts and US$ per-share amounts	Maximum (100%)	Minimum (50% + 1 share)
Aurora Cannabis Inc. shares acquired	66,856,869	32,430,910
Curaleaf Holdings, Inc. shares issued	26,829,662	13,014,524
Share consideration	261,858	127,022
Cash consideration	66,857	32,431
Non-controlling interest at fair value	—	153,540
Consideration plus non-controlling interest	328,714	312,992
Fair value of identifiable net assets	313,155	313,155
Goodwill / (bargain purchase gain)	15,559	(163)
Pro forma basic weighted average shares, year ended Dec 31, 2025	280,859,979	267,044,841
Difference between non-controlling interest measured at Aurora Cannabis Inc.’s market price and at the implied offer value per share.		(15,722)
Year ended December 31, 2025:
Aurora Cannabis Inc. results including adjustments (k), (l), (n) and (o)	(39,219)	(39,219)
Net income (loss) from continuing operations	(253,122)	(252,959)
Attributable to non-controlling interest	2,917	(17,278)
Attributable to Curaleaf Holdings, Inc.	(256,039)	(235,681)
Basic and diluted earnings (loss) per share (US$)	(1.06)	(1.04)
Six months ended June 30, 2026:
Aurora Cannabis Inc. results including adjustments (k), (n) and (o)	(19,701)	(19,701)
Net income (loss) from continuing operations	62,851	62,851
Attributable to non-controlling interest	(16)	(10,160)
Attributable to Curaleaf Holdings, Inc.	62,867	73,012
Basic earnings (loss) per share (US$)	0.22	0.27
Diluted earnings (loss) per share (US$)	0.21	0.26

In the minimum scenario, approximately 50% of Aurora Cannabis Inc.’s pro forma income (loss) from continuing operations, including adjustments (k), (l), (n) and the related tax effect (o), would be attributable to the non-controlling interest. That interest is provisionally measured using Aurora Cannabis Inc.’s October 5, 2026 closing share price. Its per-share fair value may differ from the consideration paid for the controlling interest (ASC 805-20-30-7). The resulting goodwill or bargain purchase gain is shown in the table above. Pro forma cash would be higher by the US$34,426k of cash consideration not paid.

Note 8. Items Not Reflected

The pro forma financial information does not reflect: (i) Aurora Cannabis Inc. common share issuances after those included in the share population in Note 4, or differences between the assumed and actual settlement or replacement of Aurora Cannabis Inc. share-based awards; (ii) the wind-up of Aurora Cannabis Inc.’s captive insurance cell approved after June 30, 2026, under which approximately C$46.4 million of restricted cash is expected to become unrestricted; (iii) the results of Safari Flower Company before its acquisition by Aurora Cannabis Inc. on April 14, 2026, which Aurora Cannabis Inc. reported as immaterial for the period from April 1, 2026; (iv) any interest income forgone on cash used to fund the cash consideration; (v) any release of Aurora Cannabis Inc.’s valuation allowance on unrecognized deferred tax assets as a result of the deferred tax liability recognized in the acquisition; (vi) Aurora Cannabis Inc.’s costs of responding to the Offer incurred after June 30, 2026; and (vii) IFRS to U.S. GAAP differences that could not be quantified (Note 3).

Note 9. Management's Adjustments - Estimated SG&A Synergies

The following Management’s Adjustments illustrate potential selling, general and administrative (“SG&A”) expense savings from the proposed acquisition. Curaleaf Holdings, Inc. estimated the savings by applying its historical SG&A expense as a percentage of net revenue to Aurora Cannabis Inc.’s net revenue for each period presented and comparing the result with Aurora Cannabis Inc.’s historical SG&A expense, as reclassified and translated in Note 3. This method assumes that Curaleaf Holdings, Inc. could operate Aurora Cannabis Inc. at Curaleaf Holdings, Inc.’s historical SG&A expense ratio. It does not assume revenue growth or savings in cost of goods sold.

Curaleaf Holdings, Inc.'s SG&A expense ratios were 36.6% for the annual period and 38.3% for the six-month period. Applying those ratios to Aurora Cannabis Inc.'s historical net revenue of US$231,973 and US$110,658 produces estimated Aurora Cannabis Inc. SG&A expense of US$84,910 and US$42,400. Compared with Aurora Cannabis Inc.'s historical SG&A expense of US$129,880 and US$66,435, the indicated gross savings are US$44,971 and US$24,034. Management has selected annual SG&A savings of US$40,000, consistent with its publicly announced estimate of at least US$40 million of annual cost synergies, and US$20,000 (one half) for the six-month period. Management has not identified costs to achieve these savings or dis-synergies. The income tax effect is calculated at the 27% Canadian combined statutory rate.

The following reconciles pro forma net income (loss) from continuing operations attributable to Curaleaf Holdings, Inc. and related earnings (loss) per share to the amounts after Management’s Adjustments.

US$ in thousands, except US$ per-share amounts	Annual period	Six-month period
Pro forma net income (loss) from continuing operations attributable to Curaleaf Holdings, Inc.	(256,039)	62,867
Estimated SG&A savings	40,000	20,000
Income tax effect	(10,800)	(5,400)
Management-adjusted pro forma net income (loss) from continuing operations attributable to Curaleaf Holdings, Inc.	(226,839)	77,467
Pro forma basic earnings (loss) per share	(1.06)	0.22
Management-adjusted pro forma basic earnings (loss) per share	(0.96)	0.27
Pro forma diluted earnings (loss) per share	(1.06)	0.21
Management-adjusted pro forma diluted earnings (loss) per share	(0.96)	0.26

The Management's Adjustments assume the estimated SG&A savings existed from the beginning of each period presented. Management has not identified dis-synergies or costs to achieve the savings. The adjustments do not change the Transaction Accounting Adjustments or the pro forma amounts presented on the face of the statements. Management believes the adjustments above reflect all information necessary to a fair presentation of the Management's Adjusted pro forma amounts.